Exhibit 99.1

For further information:

Media Contact:

Amy Yuhn

312-564-1378

ayuhn@theprivatebank.com

Investor Relations Contact:

Sarah Lewensohn

312-564-3894

slewensohn@theprivatebank.com

FOR IMMEDIATE RELEASE

PrivateBancorp Reports Record First Quarter Earnings

•	Earnings per share up 35 percent from fourth quarter 2012 and more than double first quarter 2012 results

•	Operating profit increased 3 percent from fourth quarter 2012 and 6 percent from first quarter 2012

•	Continued improvement in credit quality led to lower provision expense

CHICAGO, April 18, 2013 – PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income available to common shareholders of $27.3 million, or $0.35 per diluted share, for the first quarter 2013, compared to $10.8 million or $0.15 per diluted share for the first quarter 2012, and $20.0 million or $0.26 per diluted share for the fourth quarter 2012.

“Our first quarter results reflect the momentum we have gained as we execute our commercial middle market strategy,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “Net income was up 36 percent from fourth quarter and more than doubled from first quarter 2012 largely on reduced credit costs. Despite continued modest loan demand in a competitive market, we have maintained net interest income due to our ability to build client relationships. Non-interest income increased 11 percent year over year, contributing to strong first quarter results.

“Following robust loan growth in the previous quarter, we saw loan balances decrease in the first quarter due in part to planned and opportunistic syndications and repayments,” Richman continued. “Business clients are generally remaining cautious in this slowly recovering Midwest economy. We have teams poised to capitalize on opportunities to develop new business. Based upon our current pipeline of pending transactions and new prospects, I am expecting stronger loan activity in the second quarter as we maintain our selectivity and discipline.”

First Quarter 2013 Highlights

Comparison to fourth quarter 2012

•	Net income was $27.3 million, up 36 percent from the previous quarter, benefiting from reductions in loan loss provision, net foreclosed property expense and employee expense.

•	Net interest income of $103.0 million was down slightly from $104.8 million in the previous quarter. A 2 percent increase in average loan balances partially offset lower loan and investment yields.

•

Total loans were $10.0 billion at March 31, 2013, a 1 percent decline from year-end, reflecting lower originations in the early part of the first quarter along with increased syndication activity and paydowns of loans, many associated with loans funded late in the fourth quarter 2012.

•

Total deposits were $11.4 billion, a 6 percent decline from year-end 2012, which reduced excess liquidity. Deposits had increased 7 percent as of December 31, 2012 from $11.4 billion at September 30, 2012.

•

Asset quality continued to improve with non-performing assets declining 8 percent from last quarter. Non-performing assets to total assets was 1.51 percent at March 31, 2013, compared to 1.57 percent at December 31, 2012.

Comparison to first quarter 2012

•

Net income was $27.3 million, an increase of more than 150 percent from the first quarter 2012 net income available to common stockholders, as a result of lower loan loss provision and net foreclosed property expense, and growth in non-interest income.

•	Non-interest income of $30.5 million increased 11 percent year over year largely from increased mortgage banking and syndication fees revenue.

•	Total loans grew 9 percent over the year to $10.0 billion at March 31, 2013.

Operating Performance

Net revenue was $134.3 million in the first quarter 2013, compared to $132.6 million in the first quarter 2012 and $135.0 million in the fourth quarter 2012. Operating profit was $55.3 million in the first quarter 2013, compared to $52.3 million in the first quarter 2012 and $53.7 million in the fourth quarter 2012. A 3 percent increase in non-interest income and a 3 percent decline in non-interest expense resulted in higher first quarter operating profit than recorded in the previous quarter.

Net interest income was $103.0 million in the first quarter 2013, compared to $104.4 million for the first quarter 2012 and $104.8 million in the fourth quarter 2012. Net interest income was impacted by the reduction in yields from both investments and loans and an increase in average loan balances. Average total loans were $10.2 billion for the first quarter 2013, an increase of $236 million, or 2 percent, from the fourth quarter 2012, and an increase of $1.1 billion over the prior year. The Company issued $125 million of subordinated debt in October 2012, adding long-term debt interest expense that was not incurred in the first quarter 2012.

Net interest margin was 3.19 percent in the first quarter 2013, compared to 3.53 percent in the first quarter 2012 and 3.16 percent in the fourth quarter 2012. Net interest margin benefited from lower liquidity balances and lower cost of interest bearing funds, but was also impacted by a decline in loan and investment yields and lower non-interest bearing deposits during the quarter.

Non-interest income was $30.5 million in the first quarter 2013, compared to $27.5 million in the first quarter 2012 and $29.5 million in the fourth quarter 2012. First quarter 2013 capital markets revenue of $5.0 million declined from $6.7 million, and included a positive credit valuation adjustment of $246,000 as compared to a positive credit valuation adjustment of $854,000 in the fourth quarter 2012. During the quarter, capital markets revenue declined largely due to lower loan origination activity and clients’ outlook on interest rate volatility. Syndication revenue grew 72 percent to $3.8 million from the previous quarter as the Company completed a number of transactions, many associated with a number of loans that funded late in the fourth quarter 2012. First quarter 2013 other income included a $1.1 million gain on loan sale. Loan, letter of credit and commitment fees were $4.1 million, a decline of $594,000 from the previous quarter due to lower origination activity. As compared to the previous quarter, treasury management grew 6 percent to $5.9 million and trust and investments income grew 4 percent to $4.4 million, both benefitting from cross-sell to an expanded base of new and existing clients. Mortgage revenue of $4.2 million was consistent with the prior quarter, reflecting steady demand for refinancings.

Expenses

Non-interest expense was $79.0 million in the first quarter 2013, compared to $80.2 million in the first quarter 2012 and $81.3 million in the fourth quarter 2012. Non-interest expense in the first quarter 2013 reflected a decline in net foreclosed property expenses, salaries and employee benefits expenses and insurance expenses as compared to the fourth quarter 2012, partially offset by a $1.7 million provision for unfunded commitments. Net foreclosed property expense decreased by $2.9 million, or 31 percent, to $6.6 million from the previous quarter, primarily due to reduced charges from loss on sales, valuation adjustments and a decline of ownership costs related to other owned real estate (“OREO”). Net foreclosed property expense remains elevated and may fluctuate from quarter to quarter. Despite seasonally higher payroll taxes, which were $3.1 million greater than the fourth quarter 2012, salaries and benefits expense declined in the first quarter. Salaries and benefits expense benefited from a $2.8 million reduction in share-based compensation that was primarily due to the final vesting of equity awards granted in 2007 and 2008, and a decline in incentive based compensation costs from amounts recorded in the fourth quarter 2012. Insurance expense in the quarter reflected a $700,000 refund of previously paid FDIC assessments. The efficiency ratio for the first quarter 2013 was 58.8 percent, compared to 60.5 percent for first quarter 2012, and 60.2 percent for the fourth quarter 2012.

The effective tax rate declined to 38 percent for the first quarter 2013, compared to 42 percent for the previous quarter, due to increased tax benefits resulting from the repayment of TARP and the final vesting in the fourth quarter 2012 of equity awards granted in 2007 and 2008.

Credit Quality

The allowance for loan losses at March 31, 2013, was 1.53 percent of total loans, down from 1.99 percent at March 31, 2012, and 1.59 percent at December 31, 2012. The allowance for loan losses as a percentage of non-performing loans was 120 percent at March 31, 2013, compared to 79 percent at March 31, 2012, and 116 percent at December 31, 2012. The allowance for loan losses was $154.0 million at March 31, 2013, a decline from $161.4 million at December 31, 2012, primarily due to a 14 percent reduction in the amount of specific reserves from a decrease of the impaired loan population and a modest decline in the general allocated reserve. Net charge-offs of $17.6 million were relatively flat compared to the fourth quarter 2012. For the first quarter 2013, provision for loan loss was $10.1 million, a decline of 19 percent from the previous quarter.

Non-performing loans were $129 million, a 45 percent decline from the first quarter 2012 and a 7 percent decline from the fourth quarter 2012. Special mention and potential problem loans declined 44 percent from the first quarter 2012 and 10 percent from the fourth quarter 2012. Non-performing assets to total assets were 1.51 percent at March 31, 2013, compared to 2.83 percent at March 31, 2012 and 1.57 percent at December 31, 2012. The Company disposed of $28.0 million in problem loans and OREO in the first quarter 2013. In the near term, the Company expects continued progress in reducing non-performing assets through the execution of workout programs and the disposition of problem assets.

Credit quality results exclude covered assets acquired through an FDIC-assisted transaction that are subject to a loss-sharing agreement.

Balance Sheet

Total assets were $13.4 billion at March 31, 2013, compared to $14.1 billion at December 31, 2012. Total loans were $10.0 billion at March 31, 2013, down slightly from $10.1 billion at December 31, 2012. During the first quarter 2013, commercial and industrial loans grew 1 percent while commercial real estate loans declined 6 percent from the previous quarter.

Total deposits were $11.4 billion at March 31, 2013, compared to $12.2 billion at December 31, 2012. The decrease in total deposits was primarily driven by a 25 percent decline in non-interest bearing demand deposits. A number of factors contributed to the decrease in demand deposits including movement to interest bearing products, expiration of the unlimited guarantee, and client usage. At March 31, 2013, non-interest bearing deposits comprised 24 percent of total deposits, and the loan to deposit ratio was 88.08 percent.

The balance sheet at March 31, 2013 included long-term debt of $499.8 million, compared to $379.8 million at March 31, 2012, reflecting $125 million of subordinated debt issued by the Company to refinance a portion of the TARP preferred stock redemption in fourth quarter 2012. The Company’s investment securities portfolio was $2.4 billion at March 31, 2013, up slightly compared to $2.3 billion at December 31, 2012. The securities portfolio is primarily composed of U.S. government agency backed mortgage securities, U.S. Treasuries, agency backed collateralized mortgage obligations, and investment grade municipal bonds.

Capital

As of March 31, 2013, the total risk-based capital ratio was 13.58 percent, the tier 1 risk-based capital ratio was 10.90 percent, and the leverage ratio was 9.81 percent. The tier 1 common capital ratio was 8.89 percent and tangible common equity ratio was 8.48 percent at the end of the first quarter 2013.

Quarterly Conference Call and Webcast Presentation

PrivateBancorp will host a conference call on Thursday, April 18, 2013, at 10 a.m. CT. The call may be accessed by telephone at (888) 782-9127 (U.S. and Canada) or (706) 634-5643 (International) and entering passcode # 29873820. A live webcast of the call can be accessed on the Company website at www.theprivatebank.com by visiting the Investor Relations tab under the About Us section. A rebroadcast will be available beginning approximately two hours after the call until midnight on May 2, 2013, by calling (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering passcode # 29873820.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of March 31, 2013, the Company had 36 offices in 10 states and $13.4 billion in assets. The Company website is www.theprivatebank.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include: unforeseen credit quality problems or further deterioration in problem loans that could result in charge-offs greater than we have anticipated in our allowance for loan losses; slower than anticipated dispositions of other real estate owned which may result in increased losses and ongoing elevated foreclosed property expense;

continued uncertainty regarding U.S. and global economic recovery and economic outlook that may impact market conditions and credit quality or prolong weakness in demand for loans or other banking products and services; unanticipated developments in the timing or closing of pending or prospective loan transactions or greater than expected paydowns or payoffs of existing loans; unanticipated changes in interest rates; competitive pricing trends; lack of sufficient or cost-effective sources of liquidity or funding as and when needed; loss of key personnel or an inability to recruit and retain appropriate talent; unexpected increases in non-interest expense; uncertainty relating to recently proposed regulatory capital rules that could, depending on the nature of our assets, require us to maintain higher levels of regulatory capital; uncertainty regarding implications of other changes in regulatory requirements relating to implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act that may negatively affect our revenues or profitability; other legislative, regulatory or accounting changes affecting financial services companies and/or the products and services offered by financial services companies; changes in monetary or fiscal policies of the U.S. Government; or failures or disruptions to our data processing or other information or operational systems, including the potential impact of disruptions or breaches at our third party service providers.

Forward-looking statements are subject to risks, assumptions and uncertainties and could be significantly affected by many factors, including those set forth in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2012 as well as those set forth in our subsequent periodic reports filed with the SEC. These factors should be considered in evaluating forward- looking statements and undue reliance should not be placed on our forward-looking statements. Forward-looking statements speak only as of the date they are made and we assume no obligation to update any of these statements in light of new information, future events or otherwise, unless required under the federal securities laws.

Non-GAAP Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures. The Company believes that these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the Company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Editor’s Note: Financial highlights attached.

Quarterly Consolidated Income Statements Unaudited (Amounts in thousands, except per share data)

	1Q13	4Q12	3Q12	2Q12	1Q12
Interest Income
Loans, including fees	$106,787	$108,172	$106,358	$105,142	$103,539
Federal funds sold and interest-bearing deposits in banks	208	452	248	133	132
Securities:
Taxable	12,822	12,938	13,907	14,723	15,258
Exempt from Federal income taxes	1,502	1,462	1,389	1,336	1,300
Other interest income	90	168	126	131	122

Total interest income	121,409	123,192	122,028	121,465	120,351
Interest Expense
Interest-bearing demand deposits	1,115	985	958	799	636
Savings deposits and money market accounts	4,399	4,531	4,206	4,265	4,602
Brokered and time deposits	5,129	5,561	5,860	5,394	5,017
Short-term and secured borrowings	118	77	101	123	142
Long-term debt	7,608	7,235	5,495	5,538	5,578

Total interest expense	18,369	18,389	16,620	16,119	15,975

Net interest income	103,040	104,803	105,408	105,346	104,376
Provision for loan and covered loan losses	10,357	13,177	13,509	17,038	27,701

Net interest income after provision for loan and covered loan losses	92,683	91,626	91,899	88,308	76,675

Non-interest Income
Trust and Investments	4,394	4,232	4,254	4,312	4,219
Mortgage banking	4,170	4,197	3,685	2,915	2,663
Capital markets products	5,039	6,744	5,832	6,033	7,349
Treasury management	5,924	5,606	5,490	5,260	5,154
Loan, letter of credit and commitment fees	4,077	4,671	4,779	4,359	4,364
Syndication fees	3,832	2,231	2,700	2,013	2,163
Deposit service charges and fees and other income	2,391	1,582	1,308	1,644	1,487
Net securities gains (losses)	641	191	(211)	(290)	105

Total non-interest income	30,468	29,454	27,837	26,246	27,504

Non-interest Expense
Salaries and employee benefits	43,140	45,253	44,820	42,177	42,698
Net occupancy expense	7,534	7,762	7,477	7,653	7,679
Technology and related costs	3,464	3,249	3,432	3,273	3,296
Marketing	2,317	2,448	2,645	3,058	2,160
Professional services	1,899	1,998	2,151	2,247	1,957
Outsourced servicing costs	1,634	1,814	1,802	2,093	1,710
Net foreclosed property expenses	6,643	9,571	8,596	11,894	8,235
Postage, telephone, and delivery	843	909	837	882	869
Insurance	2,539	3,290	3,352	4,239	4,305
Loan and collection expense	2,777	2,227	3,329	2,918	3,157
Other expenses	6,173	2,794	3,289	3,424	4,163

Total non-interest expense	78,963	81,315	81,730	83,858	80,229

Income before income taxes	44,188	39,765	38,006	30,696	23,950
Income tax provision	16,918	16,682	14,952	13,192	9,695

Net income	27,270	23,083	23,054	17,504	14,255
Preferred stock dividends and discount accretion	—	3,043	3,447	3,442	3,436

Net income available to common stockholders	$27,270	$20,040	$19,607	$14,062	$10,819

Per Common Share Data
Basic earnings per share	$0.35	$0.26	$0.27	$0.19	$0.15
Diluted earnings per share	$0.35	$0.26	$0.27	$0.19	$0.15
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	76,143	75,035	71,010	70,956	70,780
Weighted-average diluted common shares outstanding	76,203	75,374	71,274	71,147	70,932

Note: Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

Consolidated Balance Sheets (Dollars in thousands)

	03/31/13	12/31/12	09/30/12	06/30/12	03/31/12
	unaudited	audited	unaudited	unaudited	unaudited
Assets
Cash and due from banks	$118,583	$234,308	$143,573	$141,563	$166,062
Fed funds sold and interest-bearing deposits in banks	203,647	707,143	470,984	315,378	193,571
Loans held for sale	38,091	49,696	49,209	35,342	29,185
Securities available-for-sale, at fair value	1,457,433	1,451,160	1,550,516	1,625,649	1,705,649
Securities held-to-maturity, at amortized cost	959,994	863,727	784,930	693,277	598,066
Federal Home Loan Bank (“FHLB”) stock	34,288	43,387	43,387	43,467	40,695
Loans - excluding covered assets, net of unearned fees	10,033,803	10,139,982	9,625,421	9,436,235	9,222,253
Allowance for loan losses	(153,992)	(161,417)	(166,859)	(174,302)	(183,844)

Loans, net of allowance for loan losses and unearned fees	9,879,811	9,978,565	9,458,562	9,261,933	9,038,409

Covered assets	176,855	194,216	208,979	244,782	276,534
Allowance for covered loan losses	(24,089)	(24,011)	(21,500)	(21,733)	(26,323)

Covered assets, net of allowance for covered loan losses	152,766	170,205	187,479	223,049	250,211

Other real estate owned, excluding covered assets	73,857	81,880	97,833	109,836	123,498
Premises, furniture, and equipment, net	38,373	39,508	40,526	38,177	37,462
Accrued interest receivable	39,205	34,832	36,892	37,089	36,033
Investment in bank owned life insurance	52,873	52,513	52,134	51,751	51,356
Goodwill	94,509	94,521	94,534	94,546	94,559
Other intangible assets	12,047	12,828	13,500	14,152	14,683
Capital markets derivative assets	81,805	90,405	104,697	102,613	97,805
Other assets	134,948	152,837	149,798	154,354	145,920

Total assets	$13,372,230	$14,057,515	$13,278,554	$12,942,176	$12,623,164

Liabilities
Demand deposits:
Noninterest-bearing	$2,756,879	$3,690,340	$3,295,568	$2,920,182	$3,054,536
Interest-bearing	1,390,955	1,057,390	893,194	785,879	714,522
Savings deposits and money market accounts	4,741,864	4,912,820	4,381,595	4,146,022	4,347,832
Brokered time deposits	983,625	993,455	1,290,796	1,484,435	961,481
Time deposits	1,518,980	1,519,629	1,498,287	1,398,012	1,344,341

Total deposits	11,392,303	12,173,634	11,359,440	10,734,530	10,422,712
Short-term and secured borrowings	107,775	5,000	5,000	335,000	355,000
Long-term debt	499,793	499,793	374,793	374,793	379,793
Accrued interest payable	6,787	7,141	5,287	5,855	5,425
Capital markets derivative liabilities	84,210	93,029	108,094	105,773	100,109
Other liabilities	49,297	71,752	62,500	52,071	47,971

Total liabilities	12,140,165	12,850,349	11,915,114	11,608,022	11,311,010

Equity
Preferred stock	—	—	241,585	241,185	240,791
Common stock	76,680	77,015	71,884	71,843	71,611
Treasury stock	(9,631)	(24,150)	(22,736)	(22,639)	(21,749)
Additional paid-in capital	1,014,443	1,026,438	956,356	951,127	946,034
Retained earnings	106,288	79,799	60,533	41,651	28,315
Accumulated other comprehensive income, net of tax	44,285	48,064	55,818	50,987	47,152

Total equity	1,232,065	1,207,166	1,363,440	1,334,154	1,312,154

Total liabilities and equity	$13,372,230	$14,057,515	$13,278,554	$12,942,176	$12,623,164

Note: Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

Selected Financial Data Unaudited (Amounts in thousands except per share data)

1Q13	4Q12	3Q12	2Q12	1Q12
Selected Statement of Income Data:
Net interest income	$103,040	$104,803	$105,408	$105,346	$104,376
Net revenue (1) (2)	$134,292	$135,022	$133,974	$132,291	$132,560
Operating profit (1) (2)	$55,329	$53,707	$52,244	$48,433	$52,331
Provision for loan and covered loan losses	$10,357	$13,177	$13,509	$17,038	$27,701
Income before taxes	$44,188	$39,765	$38,006	$30,696	$23,950
Net income available to common stockholders	$27,270	$20,040	$19,607	$14,062	$10,819
Per Common Share Data:
Basic earnings per share	$0.35	$0.26	$0.27	$0.19	$0.15
Diluted earnings per share	$0.35	$0.26	$0.27	$0.19	$0.15
Dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Book value (period end) (1)	$15.87	$15.65	$15.49	$15.09	$14.79
Tangible book value (period end) (1) (2)	$14.49	$14.26	$14.00	$13.59	$13.29
Market value (close)	$18.89	$15.32	$15.99	$14.76	$15.17
Book value multiple	1.19	x	0.98	x	1.03	x	0.98	x	1.03	x
Share Data:
Weighted-average common shares outstanding	76,143	75,035	71,010	70,956	70,780
Weighted-average diluted common shares outstanding	76,203	75,374	71,274	71,147	70,932
Common shares issued (at period end)	78,050	78,062	73,291	73,273	73,205
Common shares outstanding (at period end)	77,649	77,115	72,436	72,424	72,415
Performance Ratios:
Return on average assets	0.81%	0.67%	0.70%	0.55%	0.46%
Return on average common equity	9.01%	6.64%	7.00%	5.18%	4.05%
Return on average tangible common equity (1)(2)	10.04%	7.45%	7.91%	5.92%	4.68%
Net interest margin (1) (2)	3.19%	3.16%	3.35%	3.46%	3.53%
Fee revenue as a percent of total revenue (1)	22.45%	21.83%	21.02%	20.12%	20.79%
Non-interest income to average assets	0.91%	0.85%	0.85%	0.83%	0.89%
Non-interest expense to average assets	2.35%	2.35%	2.49%	2.64%	2.59%
Net overhead ratio (1)	1.44%	1.50%	1.64%	1.81%	1.70%
Efficiency ratio (1) (2)	58.80%	60.22%	61.00%	63.39%	60.52%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	88.08%	83.29%	84.73%	87.91%	88.48%
Average interest-earning assets to average interest- bearing liabilities	141.21%	150.03%	147.76%	146.44%	149.68%
Capital Ratios (period end):
Total risk-based capital (1)	13.58%	13.17%	13.90%	14.12%	14.20%
Tier 1 risk-based capital (1)	10.90%	10.51%	12.24%	12.25%	12.31%
Tier 1 leverage ratio (1)	9.81%	9.50%	11.15%	11.20%	11.35%
Tier 1 common equity to risk-weighted assets (1) (2)	8.89%	8.52%	8.12%	8.05%	8.04%
Tangible common equity to tangible assets (1) (2)	8.48%	7.88%	7.70%	7.67%	7.69%
Total equity to total assets	9.21%	8.59%	10.27%	10.31%	10.39%

(1)	Refer to Glossary of Terms for definition.
(2)	This is a non-U.S. GAAP financial measure. Refer to “Non-U.S. GAAP Financial Measures” for a reconciliation from non-U.S. GAAP to U.S. GAAP.
(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

Selected Financial Data (continued) Unaudited (Dollars in thousands)

	1Q13	4Q12	3Q12	2Q12	1Q12
Additional Selected Information:
Credit valuation adjustment on capital markets derivatives (1)	$246	$854	$5	$(830)	$19
Salaries and employee benefits:
Salaries and wages	$24,015	$24,333	$24,373	$23,728	$23,174
Share-based costs	2,863	5,665	5,181	5,239	4,569
Incentive compensation, retirement costs and other employee benefits	16,262	15,255	15,266	13,210	14,955

Total salaries and employee benefits	$43,140	$45,253	$44,820	$42,177	$42,698

Provision for unfunded commitments	$1,723	$(867)	$—	$—	$933
Assets under management and administration (AUMA) (1)	$5,515,199	$5,196,094	$5,007,235	$4,738,973	$4,879,947
Custody assets included in AUMA	$2,438,600	$2,345,410	$2,192,530	$2,073,777	$2,060,455

Loan Composition (excluding covered assets(1))

(Dollars in thousands)

		% of		% of		% of		% of		% of
	03/31/13	Total	12/31/12	Total	09/30/12	Total	06/30/12	Total	03/31/12	Total
	unaudited		audited		unaudited		unaudited		unaudited
Commercial and industrial	$4,951,951	49%	$4,901,210	48%	$4,666,375	48%	$4,523,780	48%	$4,325,558	47%
Commercial - owner-occupied CRE	1,640,064	16%	1,595,574	16%	1,437,935	15%	1,384,831	15%	1,175,729	13%

Total commercial	6,592,015	65%	6,496,784	64%	6,104,310	63%	5,908,611	63%	5,501,287	60%

Commercial real estate	2,002,833	20%	2,132,063	21%	2,069,423	21%	2,124,492	23%	2,378,640	26%
Commercial real estate-multi-family	517,418	5%	543,622	5%	544,775	6%	499,250	5%	493,218	5%

Total commercial real estate	2,520,251	25%	2,675,685	26%	2,614,198	27%	2,623,742	28%	2,871,858	31%

Construction	174,077	2%	190,496	2%	162,724	2%	171,014	2%	127,837	1%
Residential real estate	368,569	4%	373,580	4%	360,094	4%	330,254	3%	308,880	3%
Home equity	162,035	2%	167,760	2%	170,068	2%	174,131	2%	175,972	2%
Personal	216,856	2%	235,677	2%	214,027	2%	228,483	2%	236,419	3%

Total loans	$10,033,803	100%	$10,139,982	100%	$9,625,421	100%	$9,436,235	100%	$9,222,253	100%

(1)	Refer to Glossary of Terms for definition.

Loan Composition (excluding covered assets(1)) (Dollars in thousands) Unaudited

Commercial Loans Composition by Industry Segment

(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client’s primary business activity)

	03/31/13				12/31/12
			Amount				Amount
		% of	Non-	% Non-		% of	Non-	% Non-
	Amount	Total	performing	performing (2)	Amount	Total	performing	performing (2)
Manufacturing	$1,599,688	24%	$—	—	$1,496,719	23%	$—	—
Healthcare	1,565,431	24%	314	*	1,514,496	23%	322	*
Wholesale trade	684,791	10%	—	—	635,477	10%	—	—
Finance and insurance	504,311	8%	186	*	584,763	9%	194	*
Real estate, rental and leasing	362,060	6%	512	*	359,947	6%	16,550	5%
Professional, scientific and technical services	434,650	7%	5,525	1%	391,976	6%	10,805	3%
Administrative, support, waste management and remediation services	398,024	6%	—	—	426,960	7%	—	—
Architecture, engineering and construction	229,797	3%	9,415	4%	225,199	3%	629	*
All other (3)	813,263	12%	15,371	2%	861,247	13%	13,413	2%

Total commercial (4)	$6,592,015	100%	$31,323	*	$6,496,784	100%	$41,913	1%

Commercial Real Estate and Construction Loans Portfolio by Collateral Type

	03/31/13				12/31/12
			Amount				Amount
		% of	Non-	% Non-		% of	Non-	% Non-
	Amount	Total	performing	performing (2)	Amount	Total	performing	performing (2)
Commercial Real Estate Portfolio
Land	$223,880	9%	$23,335	10%	$240,503	9%	$19,747	8%
Residential 1-4 family	48,100	2%	6,148	13%	58,704	2%	13,213	23%
Multi-family	517,418	20%	9,704	2%	543,622	20%	6,553	1%
Industrial/warehouse	273,017	11%	7,674	3%	272,535	10%	8,902	3%
Office	542,737	22%	2,715	1%	566,834	21%	5,849	1%
Retail	463,915	18%	7,452	2%	472,024	18%	8,873	2%
Healthcare	183,359	7%	—	—	205,318	8%	—	—
Mixed use/other	267,825	11%	6,615	2%	316,145	12%	5,417	2%

Total commercial real estate	$2,520,251	100%	$63,643	3%	$2,675,685	100%	$68,554	3%

Construction Portfolio
Residential 1-4 family	$11,796	7%	$—	—	$14,160	7%	$—	—
Multi-family	22,230	13%	—	—	36,129	19%	—	—
Industrial/warehouse	2,800	1%	—	—	29,633	16%	—	—
Office	14,212	8%	402	3%	8,863	5%	402	5%
Retail	51,846	30%	—	—	37,457	20%	—	—
Healthcare	27,005	16%	—	—	14,196	7%	—	—
Mixed use/other	44,188	25%	—	—	50,058	26%	155	*

Total construction	$174,077	100%	$402	*	$190,496	100%	$557	*

(1)	Refer to Glossary of Terms for definition.
(2)	Calculated as nonperforming loans in the respective industry segment or collateral type divided by total loans of the corresponding industry segment or collateral type presented above.
(3)	All other consists of numerous smaller balances across a variety of industries with no category greater than 3%.
(4)	Includes owner-occupied commercial real estate of $1.6 billion at March 31, 2013 and December 31, 2012.
*	Less than 1%.

Asset Quality (excluding covered assets(1)) Unaudited (Dollars in thousands)

	1Q13	4Q12	3Q12	2Q12	1Q12
Credit Quality Key Ratios
Net charge-offs (annualized) to average loans	0.70%	0.73%	0.87%	1.16%	1.57%
Nonperforming loans to total loans	1.28%	1.37%	1.87%	2.22%	2.53%
Nonperforming loans to total assets	0.96%	0.99%	1.35%	1.62%	1.85%
Nonperforming assets to total assets	1.51%	1.57%	2.09%	2.47%	2.83%
Allowance for loan losses to:
Total loans	1.53%	1.59%	1.73%	1.85%	1.99%
Nonperforming loans	120%	116%	93%	83%	79%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	128,657	138,780	179,895	209,339	233,222
OREO	73,857	81,880	97,833	109,836	123,498

Total nonperforming assets	$202,514	$220,660	$277,728	$319,175	$356,720

Restructured loans accruing interest	$46,591	$60,980	$58,431	$97,690	$136,521
Special mention loans	$106,446	$96,794	$104,706	$108,052	$143,790
Potential problem loans	$78,185	$107,876	$112,929	$164,077	$184,029
Nonperforming Loans Rollforward
Beginning balance	$138,780	$179,895	$209,339	$233,222	$259,852
Additions:
New nonaccrual loans	32,125	28,527	38,948	57,717	69,581
Reductions:
Return to performing status	(794)	(3,824)	(236)	(1,953)	(14,291)
Paydowns and payoffs, net of advances	(885)	(21,454)	(11,094)	(9,961)	(4,806)
Net sales	(12,809)	(20,544)	(21,351)	(25,954)	(27,479)
Transfer to OREO	(6,266)	(2,826)	(3,250)	(9,968)	(13,513)
Transfer to loans held for sale	(2,240)	—	(9,200)	—	—
Charge-offs	(19,254)	(20,994)	(23,261)	(33,764)	(36,122)

Total reductions	(42,248)	(69,642)	(68,392)	(81,600)	(96,211)

Balance at end of period	$128,657	$138,780	$179,895	$209,339	$233,222

OREO Rollforward
Beginning balance	$81,880	$97,833	$109,836	$123,498	$125,729
New foreclosed properties	6,266	2,826	3,250	9,968	13,513
Valuation adjustments	(4,458)	(5,274)	(6,245)	(9,207)	(4,522)
Disposals:
Sales proceeds	(9,067)	(11,526)	(8,041)	(13,517)	(9,078)
Net loss on sale	(764)	(1,979)	(967)	(906)	(2,144)

Balance at end of period	$73,857	$81,880	$97,833	$109,836	$123,498

Restructured Loans Accruing Interest Rollforward
Beginning balance	$60,980	$58,431	$97,690	$136,521	$100,909
Additions:
New restructured loans accruing interest	458	6,552	2,001	1,864	47,673
Restructured loans returned to accruing status	—	3,823	—	157	—
Reductions:
Paydowns and payoffs, net of advances	36	(3,995)	(3,935)	(14,593)	(4,661)
Transferred to nonperforming loans	(14,883)	(2,988)	(15,464)	(25,688)	(6,665)
Net sales	—	—	—	(170)	—
Removal of restructured loan status	—	(843)	(21,861)	(401)	(735)
Charge-offs, net	—	—	—	—	—

Balance at end of period	$46,591	$60,980	$58,431	$97,690	$136,521

(1)	Refer to Glossary of Terms for definition.

Asset Quality (excluding covered assets(1)) Unaudited (Dollars in thousands)

Credit Quality Indicators (1)

	Special	% of	Potential	% of	Non-	% of
	Mention	Portfolio	Problem	Portfolio	Performing	Portfolio	Total
	Loans	Loan Type	Loans	Loan Type	Loans	Loan Type	Loans
As of March 31, 2013
Commercial	$87,966	1.3%	$31,198	0.5%	$31,323	0.5%	$6,592,015
Commercial real estate	11,412	0.5%	33,462	1.3%	63,643	2.5%	2,520,251
Construction	—	—	—	—	402	0.2%	174,077
Residential real estate	5,739	1.6%	9,109	2.5%	14,966	4.1%	368,569
Home equity	1,325	0.8%	4,312	2.7%	13,615	8.4%	162,035
Personal	4	*	104	*	4,708	2.2%	216,856

Total	$106,446	1.1%	$78,185	0.8%	$128,657	1.3%	$10,033,803

As of December 31, 2012
Commercial	$72,651	1.1%	$40,495	0.6%	$41,913	0.6%	$6,496,784
Commercial real estate	21,209	0.8%	48,897	1.8%	68,554	2.6%	2,675,685
Construction	—	—	—	—	557	0.3%	190,496
Residential real estate	2,364	0.6%	13,844	3.7%	11,224	3.0%	373,580
Home equity	562	0.3%	4,351	2.6%	11,710	7.0%	167,760
Personal	8	*	289	0.1%	4,822	2.0%	235,677

Total	$96,794	1.0%	$107,876	1.1%	$138,780	1.4%	$10,139,982

(1)	Refer to Glossary of Terms for definition.
*	Less than 0.1%.

Loan Portfolio Aging (excluding covered assets(1)) Unaudited (Dollars in thousands)

	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due and Accruing	Nonaccrual	Total Loans
As of March 31, 2013
Loan balances:
Commercial	$6,551,320	$5,647	$3,725	$—	$31,323	$6,592,015
Commercial real estate	2,448,577	5,666	2,365	—	63,643	2,520,251
Construction	173,675	—	—	—	402	174,077
Residential real estate	350,943	2,175	485	—	14,966	368,569
Personal and home equity	359,460	647	461	—	18,323	378,891

Total loans	$9,883,975	$14,135	$7,036	$—	$128,657	$10,033,803

Aging as a percent of loan balance:
Commercial	99.37%	0.09%	0.06%	—	0.48%	100.00%
Commercial real estate	97.16%	0.22%	0.09%	—	2.53%	100.00%
Construction	99.77%	—	—	—	0.23%	100.00%
Residential real estate	95.22%	0.59%	0.13%	—	4.06%	100.00%
Personal and home equity	94.87%	0.17%	0.12%	—	4.84%	100.00%

Total loans	98.51%	0.14%	0.07%	—	1.28%	100.00%

	1Q13	4Q12	3Q12	2Q12	1Q12
Nonaccrual loans:
Commercial	$31,323	$41,913	$61,182	$59,841	$40,186
Commercial real estate	63,643	68,554	88,057	119,444	159,255
Construction	402	557	557	555	2,781
Residential real estate	14,966	11,224	12,502	11,028	12,069
Personal and home equity	18,323	16,532	17,597	18,471	18,931

Total	$128,657	$138,780	$179,895	$209,339	$233,222

Nonaccrual loans as a percent of total loan type:
Commercial	0.48%	0.65%	1.00%	1.01%	0.73%
Commercial real estate	2.53%	2.56%	3.37%	4.55%	5.55%
Construction	0.23%	0.29%	0.34%	0.32%	2.18%
Residential real estate	4.06%	3.00%	3.47%	3.34%	3.91%
Personal and home equity	4.84%	4.10%	4.58%	4.59%	4.59%

Total	1.28%	1.37%	1.87%	2.22%	2.53%
Loans past due 60-89 days and still accruing:
Commercial	$3,725	$1,365	$1,129	$5,064	$3,963
Commercial real estate	2,365	5,278	3,588	2,543	2,081
Construction	—	—	—	—	68
Residential real estate	485	—	655	21	1,135
Personal and home equity	461	462	1,569	1,017	253

Total	$7,036	$7,105	$6,941	$8,645	$7,500

Loans past due 60-89 days and still accruing as a percent of total loan type:
Commercial	0.06%	0.02%	0.02%	0.09%	0.07%
Commercial real estate	0.09%	0.20%	0.14%	0.10%	0.07%
Construction	—	—	—	—	0.05%
Residential real estate	0.13%	—	0.18%	0.01%	0.37%
Personal and home equity	0.12%	0.11%	0.41%	0.25%	0.06%

Total	0.07%	0.07%	0.07%	0.09%	0.08%
Loans past due 30-59 days and still accruing:
Commercial	$5,647	$2,195	$6,141	$901	$3,216
Commercial real estate	5,666	4,073	5,232	1,314	6,590
Construction	—	—	—	—	—
Residential real estate	2,175	3,260	240	341	4,960
Personal and home equity	647	1,837	2,072	1,983	1,754

Total	$14,135	$11,365	$13,685	$4,539	$16,520

Loans past due 30-59 days and still accruing as a percent of total loan type:
Commercial	0.09%	0.03%	0.10%	0.01%	0.06%
Commercial real estate	0.22%	0.15%	0.20%	0.05%	0.23%
Construction	—	—	—	—	—
Residential real estate	0.59%	0.87%	0.07%	0.10%	1.61%
Personal and home equity	0.17%	0.46%	0.54%	0.49%	0.43%

Total	0.14%	0.11%	0.14%	0.05%	0.18%

(1)	Refer to Glossary of Terms for definition.
*	Less than 0.01%.

Asset Quality (excluding covered assets(1)) Unaudited (Dollars in thousands)

Nonaccrual Loans Stratification

	$10.0 Million or More	$5.0 to $9.9 Million	$3.0 to $4.9 Million	$1.5 to $2.9 Million	Under $1.5 Million	Total
As of March 31, 2013
Amount:
Commercial	$12,074	$8,769	$3,082	$4,733	$2,665	$31,323
Commercial real estate	15,890	5,915	8,313	14,977	18,548	63,643
Construction	—	—	—	—	402	402
Residential real estate	—	—	4,789	2,417	7,760	14,966
Personal and home equity	—	—	3,760	—	14,563	18,323

Total	$27,964	$14,684	$19,944	$22,127	$43,938	$128,657

Number of borrowers:
Commercial	1	1	1	2	22	27
Commercial real estate	1	1	2	7	37	48
Construction	—	—	—	—	1	1
Residential real estate	—	—	1	1	29	31
Personal and home equity	—	—	1	—	44	45

Total	2	2	5	10	133	152

As of December 31, 2012
Amount:
Commercial	$26,756	$—	$7,709	$2,869	$4,579	$41,913
Commercial real estate	15,890	12,425	4,274	15,473	20,492	68,554
Construction	—	—	—	—	557	557
Residential real estate	—	—	4,789	—	6,435	11,224
Personal and home equity	—	—	3,760	—	12,772	16,532

Total	$42,646	$12,425	$20,532	$18,342	$44,835	$138,780

Number of borrowers:
Commercial	2	—	2	1	26	31
Commercial real estate	1	2	1	7	38	49
Construction	—	—	—	—	2	2
Residential real estate	—	—	1	—	26	27
Personal and home equity	—	—	1	—	39	40

Total	3	2	5	8	131	149

Restructured Loans Accruing Interest Stratification

	$10.0 Million or More	$5.0 to $9.9 Million	$3.0 to $4.9 Million	$1.5 to $2.9 Million	Under $1.5 Million	Total
As of March 31, 2013
Amount:
Commercial	$22,145	$13,919	$—	$—	$783	$36,847
Commercial real estate	—	5,090	—	2,159	877	8,126
Construction	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Personal and home equity	—	—	—	—	1,618	1,618

Total	$22,145	$19,009	$—	$2,159	$3,278	$46,591

Number of borrowers:
Commercial	2	2	—	—	3	7
Commercial real estate	—	1	—	1	3	5
Construction	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Personal and home equity	—	—	—	—	2	2

Total	2	3	—	1	8	14

As of December 31, 2012
Amount:
Commercial	$25,073	$13,661	$4,460	$—	$1,073	$44,267
Commercial real estate	—	11,667	—	2,193	898	14,758
Construction	—	—	—	—	—	—
Residential real estate	—	—	—	—	465	465
Personal and home equity	—	—	—	—	1,490	1,490

Total	$25,073	$25,328	$4,460	$2,193	$3,926	$60,980

Number of borrowers:
Commercial	2	2	1	—	3	8
Commercial real estate	—	2	—	1	3	6
Construction	—	—	—	—	—	—
Residential real estate	—	—	—	—	1	1
Personal and home equity	—	—	—	—	1	1

Total	2	4	1	1	8	16

(1)	Refer to Glossary of Terms for definition.

Foreclosed Real Estate (OREO), excluding covered assets(1) Unaudited (Dollars in thousands)

OREO Properties by Type

	March 31, 2013			December 31, 2012
	Number of		% of	Number of		% of
	Properties	Amount	Total	Properties	Amount	Total
Single-family homes	21	$1,861	2%	50	$6,337	8%
Land parcels	151	30,875	42%	170	33,072	40%
Multi-family	6	8,089	11%	6	8,111	10%
Office/industrial	31	21,263	29%	40	27,585	34%
Retail	8	6,709	9%	8	6,775	8%
Mixed use	2	5,060	7%	—	—	—

Total	219	$73,857	100%	274	$81,880	100%

OREO Property Type by Location

				South	Mid
	Illinois	Colorado	Wisconsin	Eastern (2)	Western (3)	Other	Total
March 31, 2013
Single-family homes	$1,642	$—	$—	$—	$219	$—	$1,861
Land parcels	18,700	—	—	9,250	2,925	—	30,875
Multi-family	939	7,150	—	—	—	—	8,089
Office/industrial	15,152	—	2,070	501	3,540	—	21,263
Retail	5,583	—	—	1,126	—	—	6,709
Mixed use	—	—	5,060	—	—	—	5,060

Total	$42,016	$7,150	$7,130	$10,877	$6,684	$—	$73,857

% of Total	56%	10%	10%	15%	9%	0%	100%
December 31, 2012
Single-family homes	$4,301	$—	$—	$—	$1,866	$170	$6,337
Land parcels	18,913	—	—	10,446	3,713	—	33,072
Multi-family	1,178	6,933	—	—	—	—	8,111
Office/industrial	17,960	—	2,300	3,450	3,875	—	27,585
Retail	5,584	—	—	1,191	—	—	6,775

Total	$47,936	$6,933	$2,300	$15,087	$9,454	$170	$81,880

% of Total	59%	8%	3%	18%	12%	*	100%

(1)	Refer to Glossary of Terms for definition.
(2)	Represents the Southeastern states of Arkansas, Florida and Georgia.
(3)	Represents the Midwestern states of Kansas, Michigan, Missouri, Indiana and Ohio.
*	Less than 1%.

Allowance for Loan Losses (excluding covered assets(1)) Unaudited (Dollars in thousands)

	1Q13	4Q12	3Q12	2Q12	1Q12
Change in allowance for loan losses:
Balance at beginning of period	$161,417	$166,859	$174,302	$183,844	$191,594
Loans charged-off:
Commercial	(11,146)	(10,388)	(4,062)	(7,769)	(9,549)
Commercial real estate	(7,566)	(8,105)	(16,790)	(17,924)	(25,280)
Construction	70	30	64	(828)	(1,245)
Residential real estate	(436)	(621)	(299)	(1,006)	(1,084)
Home equity	(374)	(1,640)	(1,001)	(4)	(483)
Personal	(5)	(612)	(1,006)	(6,341)	(2,085)

Total charge-offs	(19,457)	(21,336)	(23,094)	(33,872)	(39,726)

Recoveries on loans previously charged-off:
Commercial	396	947	919	634	1,679
Commercial real estate	1,364	2,133	544	4,150	1,882
Construction	9	16	594	1,664	41
Residential real estate	2	106	7	2	11
Home equity	61	52	117	314	26
Personal	52	43	229	163	702

Total recoveries	1,884	3,297	2,410	6,927	4,341

Net charge-offs	(17,573)	(18,039)	(20,684)	(26,945)	(35,385)
Provisions charged to operating expense	10,148	12,597	13,241	17,403	27,635

Balance at end of period	$153,992	$161,417	$166,859	$174,302	$183,844

Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$57,280	$50,450	$49,115	$47,210	$45,850
Commercial real estate	45,030	52,700	54,500	53,700	57,750
Construction	2,011	2,317	2,200	2,635	1,900
Residential real estate	5,800	5,700	5,100	5,200	5,400
Home equity	3,700	4,000	3,980	4,200	4,700
Personal	2,900	2,860	2,800	3,260	3,295

Total allocated	116,721	118,027	117,695	116,205	118,895
Specific reserve	37,271	43,390	49,164	58,097	64,949

Total	$153,992	$161,417	$166,859	$174,302	$183,844

Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	37%	31%	29%	27%	25%
Commercial real estate	29%	33%	33%	31%	31%
Construction	1%	1%	1%	2%	1%
Residential real estate	4%	4%	3%	3%	3%
Home equity	3%	2%	2%	2%	3%
Personal	2%	2%	2%	2%	2%

Total allocated	76%	73%	70%	67%	65%
Specific reserve	24%	27%	30%	33%	35%

Total	100%	100%	100%	100%	100%

Allowance for loan losses to:
Total loans	1.53%	1.59%	1.73%	1.85%	1.99%
Nonperforming loans	120%	116%	93%	83%	79%

(1)	Refer to Glossary of Terms for definition.

Deposits (Dollars in thousands)

		% of		% of		% of		% of		% of
	03/31/13	Total	12/31/12	Total	09/30/12	Total	06/30/12	Total	03/31/12	Total
	unaudited		audited		unaudited		unaudited		unaudited
Noninterest-bearing deposits	$2,756,879	24%	$3,690,340	30%	$3,295,568	29%	$2,920,182	27%	$3,054,536	29%
Interest-bearing demand deposits	1,390,955	12%	1,057,390	9%	893,194	8%	785,879	7%	714,522	7%
Savings deposits	245,762	2%	310,188	3%	245,906	2%	221,816	2%	225,300	2%
Money market accounts	4,496,102	40%	4,602,632	38%	4,135,689	37%	3,924,206	37%	4,122,532	40%
Brokered time deposits:
Traditional	330,851	3%	382,833	3%	562,717	5%	667,454	6%	191,023	2%
Client CDARS (1)	652,774	6%	610,622	5%	728,079	6%	762,231	7%	695,458	6%
Non-client CDARS (1)	—	—	—	—	—	—	54,750	1%	75,000	1%

Total brokered time deposits	983,625	9%	993,455	8%	1,290,796	11%	1,484,435	14%	961,481	9%
Time deposits	1,518,980	13%	1,519,629	12%	1,498,287	13%	1,398,012	13%	1,344,341	13%

Total deposits	$11,392,303	100%	$12,173,634	100%	$11,359,440	100%	$10,734,530	100%	$10,422,712	100%

Client deposits (1)	$11,061,452	97%	$11,790,801	97%	$10,796,723	95%	$10,012,326	93%	$10,156,689	97%

(1)	Refer to Glossary of Terms for definition.
*	Less than 1%.

Net Interest Margin Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2013			2012
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$335,916	$208	0.25%	$211,343	$132	0.25%
Securities:
Taxable	2,106,304	12,822	2.44%	2,056,727	15,258	2.97%
Tax-exempt (2)	220,522	2,286	4.15%	152,412	1,980	5.20%

Total securities	2,326,826	15,108	2.60%	2,209,139	17,238	3.12%

FHLB stock	38,129	90	0.94%	40,695	122	1.19%
Loans, excluding covered assets:
Commercial	6,529,029	71,256	4.37%	5,443,925	63,910	4.64%
Commercial real estate	2,651,132	25,392	3.83%	2,598,139	27,715	4.22%
Construction	188,211	1,953	4.15%	279,343	2,611	3.70%
Residential	406,091	3,762	3.71%	338,144	3,619	4.28%
Personal and home equity	389,395	3,206	3.34%	411,152	3,732	3.65%

Total loans, excluding covered assets (3)	10,163,858	105,569	4.16%	9,070,703	101,587	4.44%

Total interest-earning assets before covered assets (2)	12,864,729	120,975	3.76%	11,531,880	119,079	4.10%
Covered assets (4)	161,842	1,218	3.02%	264,619	1,952	2.93%

Total interest-earning assets (2)	13,026,571	$122,193	3.75%	11,796,499	$121,031	4.07%

Cash and due from banks	142,925			141,317
Allowance for loan and covered loan losses	(188,894)			(224,071)
Other assets	636,726			731,771

Total assets	$13,617,328			$12,445,516

Liabilities and Equity:
Interest-bearing demand deposits	$1,264,740	$1,115	0.36%	$654,791	$636	0.39%
Savings deposits	274,310	164	0.24%	218,145	156	0.29%
Money market accounts	4,566,766	4,235	0.38%	4,199,855	4,446	0.43%
Time deposits	1,525,931	3,936	1.05%	1,352,361	3,933	1.17%
Brokered deposits	1,000,613	1,193	0.48%	811,069	1,084	0.54%

Total interest-bearing deposits	8,632,360	10,643	0.50%	7,236,221	10,255	0.57%
Short-term and secured borrowings	92,906	118	0.51%	265,205	142	0.21%
Long-term debt	499,793	7,608	6.09%	379,793	5,578	5.85%

Total interest-bearing liabilities	9,225,059	18,369	0.80%	7,881,219	15,975	0.81%

Noninterest-bearing demand deposits	3,005,007			3,054,679
Other liabilities	159,634			194,262
Equity	1,227,628			1,315,356

Total liabilities and equity	$13,617,328			$12,445,516

Net interest spread (2) (5)			2.95%			3.26%
Effect of noninterest-bearing funds			0.24%			0.27%

Net interest income/margin (2) (5)		$103,824	3.19%		$105,056	3.53%

(1)	Interest income included $5.1 million and $7.2 million in loan fees for the three months ended March 31, 2013 and 2012, respectively.
(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP financial measure. Refer to Non-U.S. GAAP Financial Measures for a reconciliation of the effect of the tax-equivalent adjustment.
(3)	Average loans on a nonaccrual basis for the recognition of interest income totaled $137.0 million and $256.8 million for the three months ended March 31, 2013 and 2012, respectively, and are included in loans for purposes of this analysis. Interest foregone on nonperforming loans was estimated to be approximately $1.4 million and $2.8 million for the three months ended March 31, 2013 and 2012, respectively, based on the average loan portfolio yield for the respective period.
(4)	Covered interest-earning assets consist of loans acquired through an FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.
(5)	Refer to Glossary of Terms for definition.

Note: Prior period net interest margin computations were modified to conform with the current period presentation.

Net Interest Margin Unaudited (Dollars in thousands)

	Three Months Ended March 31,			Three Months Ended December 31,
	2013			2012
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$335,916	$208	0.25%	$709,369	$452	0.25%
Securities:
Taxable	2,106,304	12,822	2.44%	2,055,358	12,938	2.52%
Tax-exempt (2)	220,522	2,286	4.15%	205,525	2,227	4.33%

Total securities	2,326,826	15,108	2.60%	2,260,883	15,165	2.68%

FHLB stock	38,129	90	0.94%	43,387	168	1.51%
Loans, excluding covered assets:
Commercial	6,529,029	71,256	4.37%	6,266,388	71,128	4.44%
Commercial real estate	2,651,132	25,392	3.83%	2,684,361	26,586	3.88%
Construction	188,211	1,953	4.15%	185,804	1,803	3.80%
Residential	406,091	3,762	3.71%	401,581	4,037	4.02%
Personal and home equity	389,395	3,206	3.34%	389,235	3,300	3.37%

Total loans, excluding covered assets (3)	10,163,858	105,569	4.16%	9,927,369	106,854	4.22%

Total interest-earning assets before covered assets (2)	12,864,729	120,975	3.76%	12,941,008	122,639	3.72%
Covered assets (4)	161,842	1,218	3.02%	174,679	1,318	2.97%

Total interest-earning assets (2)	13,026,571	$122,193	3.75%	13,115,687	$123,957	3.71%

Cash and due from banks	142,925			146,990
Allowance for loan and covered loan losses	(188,894)			(190,583)
Other assets	636,726			676,682

Total assets	$13,617,328			$13,748,776

Liabilities and Equity:
Interest-bearing demand deposits	$1,264,740	$1,115	0.36%	$970,026	$985	0.40%
Savings deposits	274,310	164	0.24%	282,493	200	0.28%
Money market accounts	4,566,766	4,235	0.38%	4,382,023	4,331	0.39%
Time deposits	1,525,931	3,936	1.05%	1,507,824	4,139	1.09%
Brokered deposits	1,000,613	1,193	0.48%	1,102,772	1,422	0.51%

Total interest-bearing deposits	8,632,360	10,643	0.50%	8,245,138	11,077	0.53%
Short-term and secured borrowings	92,906	118	0.51%	20,441	77	1.49%
Long-term debt	499,793	7,608	6.09%	476,695	7,235	6.00%

Total interest-bearing liabilities	9,225,059	18,369	0.80%	8,742,274	18,389	0.83%

Noninterest-bearing demand deposits	3,005,007			3,567,785
Other liabilities	159,634			177,842
Equity	1,227,628			1,260,875

Total liabilities and equity	$13,617,328			$13,748,776

Net interest spread (2) (5)			2.95%			2.88%
Effect of noninterest-bearing funds			0.24%			0.28%

Net interest income/margin (2) (5)		$103,824	3.19%		$105,568	3.16%

(1)	Interest income included $5.1 million and $6.3 million in loan fees for the three months ended March 31, 2013 and December 31, 2012, respectively.
(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP financial measure. Refer to Non-U.S. GAAP Financial Measures for a reconciliation of the effect of the tax-equivalent adjustment.
(3)	Average loans on a nonaccrual basis for the recognition of interest income totaled $137.0 million and $164.8 million for the three months ended March 31, 2013 and December 31, 2012, respectively, and are included in loans for purposes of this analysis. Interest foregone on nonperforming loans was estimated to be approximately $1.4 million and $1.7 million for the three months ended March 31, 2013 and December 31, 2012, respectively, based on the average loan portfolio yield for the respective period.
(4)	Covered interest-earning assets consist of loans acquired through an FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.
(5)	Refer to Glossary of Terms for definition.

Non-U.S. GAAP Financial Measures Unaudited (Amounts in thousands)

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit and efficiency ratio all on a fully taxable-equivalent basis; return on average tangible common equity, Tier 1 common equity to risk-weighted assets, tangible equity to tangible assets, tangible equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, Tier 1 common equity to risk-weighted assets, tangible equity to tangible assets, tangible equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies, and this may affect the usefulness of these measures to investors.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure. The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP:

	Quarters Ended
	1Q13	4Q12	3Q12	2Q12	1Q12
Taxable-equivalent net interest income
U.S. GAAP net interest income	$103,040	$104,803	$105,408	$105,346	$104,376
Taxable-equivalent adjustment	784	765	729	699	680

Taxable-equivalent net interest income (a)	$103,824	$105,568	$106,137	$106,045	$105,056

Average Earning Assets (b)	$13,026,571	$13,115,687	$12,420,769	$12,148,279	$11,796,499
Net Interest Margin ((a) annualized) / (b)	3.19%	3.16%	3.35%	3.46%	3.53%
Net Revenue
Taxable-equivalent net interest income	$103,824	$105,568	$106,137	$106,045	$105,056
U.S. GAAP non-interest income	30,468	29,454	27,837	26,246	27,504

Net revenue (c)	$134,292	$135,022	$133,974	$132,291	$132,560

Operating Profit
U.S. GAAP income before income taxes	$44,188	$39,765	$38,006	$30,696	$23,950
Provision for loan and covered loan losses	10,357	13,177	13,509	17,038	27,701
Taxable-equivalent adjustment	784	765	729	699	680

Operating profit	$55,329	$53,707	$52,244	$48,433	$52,331

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$78,963	$81,315	$81,730	$83,858	$80,229
Net revenue (c)	$134,292	$135,022	$133,974	$132,291	$132,560
Efficiency ratio (d) / (c)	58.80%	60.22%	61.00%	63.39%	60.52%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$27,270	$20,040	$19,607	$14,062	$10,819
Amortization of intangibles, net of tax	473	411	407	404	403

Adjusted net income (e)	$27,743	$20,451	$20,014	$14,466	$11,222

Average Tangible Common Equity
U.S. GAAP average total equity	$1,227,628	$1,260,875	$1,356,244	$1,332,178	$1,315,356
Less: average goodwill	94,519	94,531	94,544	94,556	94,569
Less: average other intangibles	12,426	13,152	13,820	14,341	15,007
Less: average preferred stock	—	60,409	241,389	240,993	240,601

Average tangible common equity (f)	$1,120,683	$1,092,783	$1,006,491	$982,288	$965,179

Return on average tangible common equity ((e) annualized) / (f)	10.04%	7.45%	7.91%	5.92%	4.68%

Non-U.S. GAAP Financial Measures (continued) Unaudited (Amounts in thousands, except per share data)

	Quarters Ended
	1Q13	4Q12	3Q12	2Q12	1Q12
Tier 1 Common Capital
U.S. GAAP total equity	$1,232,065	$1,207,166	$1,363,440	$1,334,154	$1,312,154
Trust preferred securities	244,793	244,793	244,793	244,793	244,793
Less: accumulated other comprehensive income, net of tax	44,285	48,064	55,818	50,987	47,152
Less: goodwill	94,509	94,521	94,534	94,546	94,559
Less: other intangibles	12,047	12,828	13,500	14,152	14,683

Tier 1 risk-based capital	1,326,017	1,296,546	1,444,381	1,419,262	1,400,553
Less: preferred stock	—	—	241,585	241,185	240,791
Less: trust preferred securities	244,793	244,793	244,793	244,793	244,793

Tier 1 common capital (g)	$1,081,224	$1,051,753	$958,003	$933,284	$914,969

Tangible Common Equity
U.S. GAAP total equity	$1,232,065	$1,207,166	$1,363,440	$1,334,154	$1,312,154
Less: goodwill	94,509	94,521	94,534	94,546	94,559
Less: other intangibles	12,047	12,828	13,500	14,152	14,683

Tangible equity (h)	1,125,509	1,099,817	1,255,406	1,225,456	1,202,912
Less: preferred stock	—	—	241,585	241,185	240,791

Tangible common equity (i)	$1,125,509	$1,099,817	$1,013,821	$984,271	$962,121

Tangible Assets
U.S. GAAP total assets	$13,372,230	$14,057,515	$13,278,554	$12,942,176	$12,623,164
Less: goodwill	94,509	94,521	94,534	94,546	94,559
Less: other intangibles	12,047	12,828	13,500	14,152	14,683

Tangible assets (j)	$13,265,674	$13,950,166	$13,170,520	$12,833,478	$12,513,922

Risk-weighted Assets (k)	$12,164,677	$12,337,398	$11,804,578	$11,588,371	$11,374,212
Period-end Common Shares Outstanding (l)	77,649	77,115	72,436	72,424	72,415
Ratios:
Tier 1 common equity to risk-weighted assets (g) / (k)	8.89%	8.52%	8.12%	8.05%	8.04%
Tangible equity to tangible assets (h) / (j)	8.48%	7.88%	9.53%	9.55%	9.61%
Tangible equity to risk-weighted assets (h) / (l)	9.25%	8.91%	10.63%	10.57%	10.58%
Tangible common equity to tangible assets (i) / (j)	8.48%	7.88%	7.70%	7.67%	7.69%
Tangible book value (i) / (l)	$14.49	$14.26	$14.00	$13.59	$13.29

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

CDARS® deposit program - A deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships. These deposits are classified as brokered time deposits for regulatory deposit purposes; however, we classify certain of these deposits as client CDARS® due to the source being our client relationships and are, therefore, not traditional ‘brokered’ time deposits. We also participate in a non-client CDARS® program that is more like a traditional brokered time deposit program.

Client deposits - Total deposits, net of traditional brokered time deposits and non-client CDARS®.

Common equity - Total equity less preferred stock.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - The Company has adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. If any risk exists, we attempt to mitigate by structure, collateral, monitoring, or other meaningful controls. Credits rated 6 are considered special mention as these credits demonstrate potential weakness and that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Potential problem loans have a risk rating of 7 and are considered inadequately protected by the current net worth and paying capacity of the obligor, the collateral pledged, or guarantors. These loans generally have a well defined weakness or weaknesses that may jeopardize liquidation of the debt and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not resolved. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at minimum on a quarterly basis, while all other rated credits are reviewed as the situation warrants.

Credit valuation adjustment (“CVA”) - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of net interest income on a tax-equivalent basis and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights (as currently defined by the Board of Governors of the Federal Reserve System) to assets and off-balance sheet instruments.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Glossary of Terms (continued)

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 common capital - Tier 1 risk-based capital, less preferred equity, less trust preferred capital securities, and less noncontrolling interests.

Tier 1 equity to risk-weighted assets ratio - Tier 1 common capital divided by period-end risk-weighted assets. This is a non-U.S. GAAP financial measure and for purposes of our presentation we calculate risk-weighted assets under current requirements and not under the recently proposed rules issued by banking regulators.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred capital securities, plus certain noncontrolling interests that are held by others; less goodwill and certain other intangible assets, less equity investments in nonfinancial companies, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available for sale equity securities, available for sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interest not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.

Transformational and legacy portfolios - We aggregate loans by originating line of business for reserve purposes because of observable similarities in the performance experience of loans underwritten by the business units. Loans originated by the business units that existed prior to the strategic changes in 2007 are considered “legacy” loans. Loans originated by a business unit that was established in connection with or following the business transformation plan are considered “transformational” loans. Renewals or restructurings of legacy loans may continue to be evaluated as legacy loans depending on the structure or defining characteristics of the new transaction. The Company has implemented a line of business model that has reorganized the legacy business units so that after 2009, all new loan originations are considered transformational.